Exhibit (a)(5)(F)



[DANAHER LOGO]

DANAHER CORPORATION ANNOUNCES GERMAN AND AUSTRIAN ANTITRUST CLEARANCE FOR ACQUISITION OF SYBRON DENTAL SPECIALTIES, INC.

Washington, D.C., May 11, 2006 - Danaher Corporation (NYSE: DHR) announced today that it has received clearance from the antitrust authorities in Germany and Austria to consummate the tender offer by its wholly owned subsidiary for all of the outstanding shares of common stock of Sybron Dental Specialties, Inc. (NYSE:
SYD). Danaher had previously received notification of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

As previously announced, Danaher's tender offer for Sybron Dental is currently scheduled to expire at 12:00 midnight, Eastern Daylight Time, on Monday, May 15, 2006. The offer remains subject to customary conditions, including tender of a majority of the outstanding shares into the offer and the absence of a material adverse effect with respect to Sybron Dental.

Danaher Corporation is a leading manufacturer of Professional Instrumentation, Industrial Technologies, and Tools and Components. (www.danaher.com)

Sybron Dental Specialties and its subsidiaries are leading manufacturers of both a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, and a variety of infection prevention products for use by the medical profession. (www.sybrondental.com)

Securityholders of Sybron Dental are urged to read the tender offer statement, letter of transmittal and other materials relating to the tender offer, as they contain important information, including the various terms of, and conditions to, the tender offer. Securityholders can obtain a copy of the tender offer statement, letter of transmittal and other related materials free of charge from the SEC's Edgar Database, which can be accessed through the SEC's Internet site (http://www.sec.gov), or from the information agent for the tender offer, MacKenzie Partners, Inc., by calling (800) 322-2885 (call toll-free). We urge Sybron Dental securityholders to carefully read those materials prior to making any decision with respect to the tender offer.


Please contact:

Andy Wilson
Vice President, Investor Relations
Danaher Corporation
2099 Pennsylvania Avenue, NW
12th Floor
Washington, D.C. 20006
Telephone: (202) 828-0850
Fax: (202) 828-0860